Exhibit 99.1
Earnings Release

Investor Contact: Catalent, Inc. Thomas Castellano 732-537-6325 investors@catalent.com

Catalent, Inc. Reports Second Quarter Fiscal 2019 Results

•Q2'19 revenue of $623.0 million increased 3% as-reported, or 5% in constant currency, from the prior-year period.
•Q2'19 YTD revenue of $1,174.8 million increased 2% as-reported, or 4% in constant currency, from the prior-year period.
•Double-digit organic segment EBITDA growth within Biologics and Specialty Drug Delivery and Clinical Supply Services segments; Juniper acquisition continues to out-perform internal expectations.
•FY'19 financial guidance reaffirmed.

Somerset, N.J. - February 5, 2019 -- Catalent, Inc. (NYSE: CTLT), the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products, today announced financial results for the second quarter of fiscal year 2019, which ended December 31, 2018. As a reminder, the Company adopted ASC 606, the new accounting standard concerning revenue from contracts with customers, as of July 1, 2018 using the modified retrospective method. The reported results for the three months and six months ended December 31, 2018 reflect the application of the new standard, while the reported results for the three months and six months ended December 31, 2017 were prepared under the guidance of the prior standard, ASC 605.

Second quarter 2019 revenue of $623.0 million increased 3% as reported and 5% in constant currency from $606.3 million reported in the second quarter a year ago, primarily driven by the Catalent Indiana (formerly Cook Pharmica) and Juniper Pharmaceuticals acquisitions, partially offset by a reduction in revenue from comparator sourcing arrangements, due to the changes in revenue recognition under ASC 606, pursuant to which we now record comparator sourcing arrangements on a net basis versus the former gross basis. Excluding the impact of acquisitions and the change in accounting related to comparator sourcing arrangements, revenue increased 4% in constant currency driven by strong organic growth within our Biologics and Specialty Drug Delivery Segment. For the first six months of fiscal year 2019, revenue was $1,174.8 million and increased 2% as reported and 4% in constant currency, compared to the $1,150.2 million recorded in the prior year period. The year-to-date revenue growth was also impacted by the Catalent Indiana (formerly Cook Pharmica) and Juniper Pharmaceuticals acquisitions, as well as the change in accounting related to comparator sourcing arrangements. Excluding the aforementioned acquisitions and the accounting change, year-to-date revenue increased 1% in constant currency.

Second quarter 2019 net earnings was $49.0 million, or $0.33 per diluted share, compared to a net loss of $21.9 million, or $0.16 per diluted share, in the second quarter a year ago. For the first six months of fiscal year 2019, net earnings were $34.6 million, or $0.24 per diluted share, compared to a net loss of $18.1 million, or $0.14 per diluted share, in the prior-year period.

Second quarter 2019 EBITDA from operations of $131.4 million, as referenced in the GAAP to non-GAAP reconciliation provided later in this release, increased $29.1 million from $102.0 million in the second quarter a year ago. Second quarter 2019 Adjusted EBITDA (see the non-GAAP reconciliation for a discussion of this metric) was $146.0 million, or 23.4% of revenue, compared to $139.3 million, or 23.0% of revenue, in the second quarter a year ago. This represents an increase of 5% as reported, and an increase of 6% on a constant-currency basis.

Second quarter 2019 Adjusted Net Income (see the non-GAAP reconciliation) was $65.4 million, or $0.45 per diluted share, compared to Adjusted Net Income of $60.7 million, or $0.45 per diluted share, in the second quarter a year ago.

“We're very pleased with our financial performance during the second quarter, which included strong growth within our Biologics and Specialty Drug Delivery segment,” said John Chiminski, Chair, President and Chief Executive Officer of Catalent, Inc. “In addition, the Juniper Pharmaceuticals acquisition, which closed during the first quarter and provides both additional spray-drying capability and a European early-stage formulation and development center of excellence, continues to perform ahead of our expectations and is creating value for our customers and shareholders.”

Second Quarter 2019 Segment Highlights

Revenue Highlights

Revenue from the Softgel Technologies segment was $213.7 million for the second quarter of fiscal 2019, a decrease of 6% as reported, or 3% in constant currency, compared to the second quarter a year ago. The constant-currency decline was primarily driven by lower consumer health volumes resulting from a shortage in ibuprofen supply and the impact of the fiscal 2018 Asia Pacific divestitures, partially offset by strong demand for prescription products in Europe.

Revenue from the Biologics and Specialty Drug Delivery segment was $184.3 million for the second quarter of fiscal 2019, an increase of 24% as reported, or 25% in constant currency, over the second quarter a year ago. The constant-currency growth was partly attributable to the acquisition of Catalent Indiana, which contributed 10 percentage points to the segment's constant-currency revenue growth. Excluding the acquisition, the segment's constant-currency revenue growth of 15% was driven by favorable end-customer demand for our U.S.-based biologics drug substance and increased volumes associated with products utilizing our respiratory and ophthalmic drug delivery platforms, partially offset with decreased end-market demand for our drug product offering in Europe.

Revenue from the Oral Drug Delivery segment was $154.0 million for the second quarter of fiscal 2019, an increase of 12% as reported, or 14% in constant currency, over the second quarter a year ago. The constant-currency increase was primarily driven by the Juniper acquisition, which closed in August 2018, and contributed 17 percentage points to the segment's revenue in constant currency. Excluding the impact of the Juniper acquisition, segment revenue decreased 3% due to lower end-market demand for certain high-margin offerings, primarily in our U.S. operations within our commercial oral delivery solutions platform, partially offset by increased volume related to fee-for-service development work and analytical testing in the U.S.

Revenue from the Clinical Supply Services segment was $80.8 million for the second quarter of fiscal 2019, a decrease of 26% as reported or 25% in constant currency, over the second quarter a year ago. The constant-currency decline resulted from the adoption of ASC 606, which changed the way the Company recorded comparator sourcing arrangements and resulted in a decrease of second quarter revenue by 27 percentage points on a constant-currency basis. Excluding the impact of ASC 606, revenue increased 2% due to higher volume in our storage and distribution business.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA (see the discussion of non-GAAP measures below) in the second quarter of fiscal 2019 was $44.2 million, a decrease of 12% as reported, or 9% in constant currency, versus the second quarter a year ago. The decrease was primarily driven by lower volume related to consumer health products as a result of a shortage of ibuprofen supply; partially offset by strong demand for prescription products and favorable product mix within Europe.

Biologics and Specialty Drug Delivery segment EBITDA in the second quarter of fiscal 2019 was $50.8 million, an increase of 27% as reported, or 28% in constant currency. The constant-currency growth was partially attributable to the Catalent Indiana acquisition, which contributed 10 percentage points to the segment's EBITDA growth. Excluding the impact of the acquisition, segment EBITDA increased 18% in constant currency, driven by increased demand for our U.S. based biologics drug substance biologics offering and higher volume associated with products utilizing our respiratory and ophthalmic drug delivery platforms.

Oral Drug Delivery segment EBITDA in the second quarter of fiscal 2019 was $44.8 million, an increase of 9% as reported, or 11% in constant currency, primarily driven by the Juniper acquisition, which closed in August 2018 and contributed 26 percentage points to the segment's EBITDA growth in constant. Excluding the impact of the Juniper acquisition, segment EBITDA decreased 15% driven by lower end-market demand for certain high-margin offerings, primarily in our U.S. operations within our commercial oral delivery solutions platform, partially offset by increased volume related to fee-for-service development work and analytical testing.

Clinical Supply Services segment EBITDA in the second quarter of fiscal 2019 was $21.0 million, an increase of 11% as reported, or 13% in constant currency. The increase was primarily attributable to higher demand and favorable product mix within our storage and distribution services, as well as improved capacity utilization across the network.

First Six Months of Fiscal 2019 Segment Highlights

Revenue Highlights

Revenue from the Softgel Technologies segment was $412.9 million for the first six months of fiscal 2019, a decrease of 8% as reported, or 5% in constant currency, compared to the first six months a year ago. The constant-currency decline was primarily driven by a reduction in product-participation revenue, lower consumer health volumes resulting from a shortage in ibuprofen supply, and the impact of the fiscal 2018 Asia Pacific divestitures.

Revenue from the Biologics and Specialty Drug Delivery segment was $338.9 million for the first six months of fiscal 2019, an increase of 41% as reported, or 42% in constant currency, over the first six months a year ago. The constant-currency growth was primarily attributable to the acquisition of Catalent Indiana, which contributed 31 percentage points to the segment's constant-currency revenue growth. Excluding the acquisition, the segment's constant-currency revenue growth of 11% was driven by favorable end-customer demand for our U.S.-based biologics drug substance, increased volumes associated with products utilizing our respiratory and ophthalmic drug delivery platforms, and increased end-market demand for our drug product offering in Europe.

Revenue from the Oral Drug Delivery segment was $284.1 million for the first six months of fiscal 2019, an increase of 5% as reported and in constant currency, over the first six months a year ago. The constant-currency increase was driven by the Juniper acquisition, which closed in August 2018, and contributed 11 percentage points to the segment's revenue, in constant currency. Excluding the impact of the Juniper acquisition, segment revenue decreased 6% due to lower end-market demand for certain high-margin offerings, primarily in our U.S. operations within our commercial oral delivery solutions platform.

Revenue from the Clinical Supply Services segment was $158.5 million for the first six months of fiscal 2019, a decrease of 27% as reported and in constant currency, over the first six months a year ago. The constant-currency decline resulted from the adoption of ASC 606, which changed the way the Company recorded comparator sourcing arrangements and resulted in a decrease of first six months revenue by 30 percentage points on a constant-currency basis. Excluding the impact of ASC 606, revenue increased 3% due to higher volume in our storage and distribution business and increased comparator sourcing volume as compared to the prior year.

Segment EBITDA Highlights

Softgel Technologies segment EBITDA in the first six months of fiscal 2019 was $77.5 million, a decrease of 9% as reported, or 6% in constant currency, versus the second quarter a year ago. The decrease was primarily driven by a reduction in product-participation revenue, lower volume related to consumer health products as a result of a shortage of ibuprofen supply, and reduced demand for prescription products within North America.

Biologics and Specialty Drug Delivery segment EBITDA in the first six months of fiscal 2019 was $77.3 million, an increase of 59% as reported, or 60% in constant currency. The constant-currency growth was primarily attributable to the Catalent Indiana acquisition, which contributed 51 percentage points to the segment's EBITDA growth. Excluding the impact of the acquisition, segment EBITDA increased 9% in constant currency, driven by increased demand for our U.S. based drug substance biologics offering and our drug product offering in Europe.

Oral Drug Delivery segment EBITDA in the first six months of fiscal 2019 was $72.2 million, a decrease of 10% as reported, or 9% in constant currency, primarily driven by lower end-market demand for certain high-margin offerings, primarily in our U.S. operations within our commercial oral delivery solutions platform, partially offset by the Juniper acquisition which contributed 17 percentage points to the segment's EBITDA growth.

Clinical Supply Services segment EBITDA in the first six months of fiscal 2019 was $41.2 million, an increase of 15% as reported, or 17% in constant currency. The increase was primarily attributable to higher demand and favorable product mix within our storage and distribution services, as well as improved capacity utilization across the network.

Additional Financial Highlights

Second quarter 2019 gross margin of 32.3% increased 140 basis points as-reported, from 30.9% in the second quarter a year ago. The increase was primarily attributable to the adoption of ASC 606, which drove the treatment of comparator sourcing revenue on a net basis rather than the former gross basis within our Clinical Supply Services segment.

Second quarter 2019 selling, general and administrative expenses were $123.2 million and represented 19.8% of revenue, compared to $114.8 million, or 18.9% of revenue, in the second quarter a year ago. The increased percentage was partly attributable to the adoption of ASC 606, which drove the treatment of comparator sourcing revenue on a net basis rather than the former gross basis within our Clinical Supply Services segment, and decreased our reported revenue.

Backlog for the Clinical Supply Services segment, defined as estimated future service revenues from work not yet completed under signed contracts, was $319 million as of December 31, 2018, a 6% increase compared to the first quarter of fiscal 2019. The segment recorded net new business wins of $106 million during the second quarter, which is an increase of 59% compared to the net new business wins recorded in the same period of prior year. The segment’s trailing-twelve-month book-to-bill ratio was 1.2x. The backlog, net new business wins, and book-to-bill ratio is presented on the basis of ASC 606 revenue recognition.

Balance Sheet and Liquidity

As of December 31, 2018, Catalent had $2.2 billion in total debt, and $2.0 billion in total debt net of cash and short-term investments, which is in-line with the total debt and net debt as of September 30, 2018. Catalent’s total net leverage ratio as of December 31, 2018 was 3.4x, a modest sequential improvement compared to the total net leverage of 3.5x as of September 30, 2018.

Fiscal Year 2019 Outlook

Management is reaffirming its previously issued financial guidance. For fiscal year 2019, Catalent expects revenue in the range of $2.50 billion to $2.59 billion, Adjusted EBITDA in the range of $597 million to $622 million, and Adjusted Net Income in the range of $260 million to $285 million. The Company expects self-funded capital expenditures in the range of $175 million to $185 million and fully diluted share count in the range of 146 million to 147 million shares on a weighted-average basis, taking into account the issuance of 11.4 million shares in the July 2018 equity offering.

Earnings Webcast

The Company’s management will host a webcast to discuss the results at 8:15 a.m. ET today. Catalent invites all interested parties to listen to the webcast, which will be accessible through Catalent’s website at http://investor.catalent.com. A supplemental slide presentation will also be available in the “Investors” section of Catalent’s website prior to the start of the webcast. The webcast replay, along with the supplemental slides, will be available for 90 days in the “Investors” section of Catalent’s website at www.catalent.com.

About Catalent, Inc.

Catalent, Inc. (NYSE: CTLT) is the leading global provider of advanced delivery technologies and development solutions for drugs, biologics and consumer health products. With over 80 years serving the industry, Catalent has proven expertise in bringing more customer products to market faster, enhancing product performance and ensuring reliable clinical and commercial product supply. Catalent employs over 11,000 people, including over 1,800 scientists, at more than 30 facilities across 5 continents and in fiscal 2018 generated approximately $2.5 billion in annual revenue. Catalent is headquartered in Somerset, N.J. For more information, please visit www.catalent.com.

Non-GAAP Financial Measures

Use of EBITDA from operations, Adjusted EBITDA, Adjusted Net Income and Segment EBITDA

Management measures operating performance based on consolidated earnings from operations before interest expense, expense/(benefit) for income taxes, and depreciation and amortization (“EBITDA from operations”). EBITDA from operations is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations.

The Company believes that the presentation of EBITDA from operations enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and uses this measure for business planning purposes.

In addition, given the significant investments that Catalent has made in the past in property, plant and equipment, depreciation and amortization expenses represent a meaningful portion of its cost structure. The Company believes that EBITDA from operations will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because it eliminates depreciation and amortization expense. The Company presents EBITDA from operations in order to provide supplemental information that it considers relevant for the readers of the Consolidated Financial Statements, and such information is not meant to replace or supersede U.S. GAAP measures. The Company’s definition of EBITDA from operations may not be the same as similarly titled measures used by other companies.

Catalent evaluates the performance of its segments based on segment earnings before other (income)/expense, impairments, restructuring costs, interest expense, income tax expense/(benefit), and depreciation and amortization (“segment EBITDA”). Moreover, under the Company's credit agreement, its ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments and paying certain dividends, is tied to ratios based on Adjusted EBITDA, which is not defined under U.S. GAAP and is subject to important limitations. Adjusted EBITDA is the covenant compliance measure used in the credit agreement governing debt incurrence and restricted payments. Because not all companies use identical calculations, the Company’s presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

Management also measures operating performance based on Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share. Adjusted Net Income/(Loss) is not defined under U.S. GAAP and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP and is subject to important limitations. The Company believes that the presentation of Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share enhances an investor’s understanding of its financial performance. The Company believes this measure is a useful financial metric to assess its operating performance from period to period by excluding certain items that it believes are not representative of its core business and the Company uses this measure for business planning purposes. The Company defines Adjusted Net Income/(Loss) as net earnings/(loss) adjusted for amortization attributable to purchase accounting and adjustments for other cash and non-cash items included in the table below, partially offset by its estimate of the tax effects as a result of such cash and non-cash items. The Company believes that Adjusted Net Income/(Loss) and Adjusted Net Income/(Loss) per share will provide investors with a useful tool for assessing the comparability between periods of its ability to generate cash from operations available to its stockholders. The Company’s definition of Adjusted Net Income/(Loss) may not be the same as similarly titled measures used by other companies.

The most directly comparable GAAP measure to EBITDA from operations and Adjusted EBITDA is earnings/(loss) from operations. The most directly comparable GAAP measure to Adjusted Net Income/(Loss) is net earnings/(loss). Included in this release is a reconciliation of earnings/(loss) from operations to EBITDA from operations and Adjusted EBITDA and a reconciliation of net earnings/(loss) to Adjusted Net Income.

The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to their comparable GAAP financial measures because it could not do so without unreasonable effort due to the unavailability of the information needed to calculate reconciling items and due to the variability, complexity and limited visibility of the adjusting items that would be excluded from the non-GAAP financial measures in future periods. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis as that would require estimates for various cash and non-cash reconciling items that would be difficult to predict with reasonable accuracy. For example, equity compensation expense would be difficult to estimate because it depends on the Company’s future hiring and retention needs, as well as the future fair market value of the Company’s common stock, all of which are difficult to predict and subject to constant change. It is equally difficult to anticipate the need for or magnitude of a presently unforeseen one-time restructuring expense or the values of end-of-period foreign currency exchange rates. As a result, the Company does not believe that a GAAP reconciliation would provide meaningful supplemental information about the Company’s outlook.

Use of Constant Currency

As changes in exchange rates are an important factor in understanding period-to-period comparisons, the Company believes the presentation of results on a constant currency basis in addition to reported results helps improve investors’ ability to understand its operating results and evaluate its performance in comparison to prior periods. Constant currency information compares results between periods as if exchange rates had remained constant period over period. The Company uses results on a constant currency basis as one measure to evaluate its performance. The Company calculates constant currency by calculating current-year results using prior-year foreign currency exchange rates. The Company generally refers to such amounts calculated on a constant currency basis as excluding the impact of foreign exchange or being on a constant currency basis. These results should be considered in addition to, not as a substitute for, results reported in accordance with U.S. GAAP. Results on a constant currency basis, as the Company presents them, may not be comparable to similarly titled measures used by other companies and are not measures of performance presented in accordance with U.S. GAAP.

Forward-Looking Statements

This release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project,” “foresee,” “likely,” “may,” “will,” “would” or other words or phrases with similar meanings. Similarly, statements that describe the Company’s objectives, plans or goals are, or may be, forward-looking statements. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Catalent, Inc.’s expectations and projections. Some of the factors that could cause actual results to differ include, but are not limited to, the following: participation in a highly competitive market and increased competition may adversely affect the business of the Company; demand for the Company’s offerings, which depends in part on the Company’s customers’ research and development and the clinical and market success of their products; product and other liability risks that could adversely affect the Company’s results of operations, financial condition, liquidity and cash flows; failure to comply with existing and future regulatory requirements; failure to provide quality offerings to customers could have an adverse effect on the Company’s business and subject it to regulatory actions and costly litigation; problems providing the highly exacting and complex services or support required; global economic, political and regulatory risks to the operations of the Company; inability to enhance existing or introduce new technology or service offerings in a timely manner; inadequate patents, copyrights, trademarks and other forms of intellectual property protections; fluctuations in the costs, availability, and suitability of the components of the products the Company manufactures, including active pharmaceutical ingredients, excipients, purchased components and raw materials; changes in market access or healthcare reimbursement in the United States or internationally; fluctuations in the exchange rate of the U.S. dollar and other foreign currencies including as a result of the U.K.’s exit from the European Union; adverse tax legislative or regulatory initiatives or challenges or adjustments to the Company’s tax positions; loss of key personnel; risks generally associated with information systems; inability to complete any future acquisitions and other transactions that may complement or expand the Company’s business or divest of non-strategic businesses or assets and difficulties in successfully integrating acquired businesses and realizing anticipated benefits of such acquisitions; risks associated with timely and successfully completing, and correctly anticipating the future demand predicted for, capital expansion projects at our existing facilities, offerings and customers’ products that may infringe on the intellectual property rights of third parties; environmental, health and safety laws and regulations, which could increase costs and restrict operations; labor and employment laws and regulations or labor difficulties, which could increase costs or result in operational disruptions; additional cash contributions required to fund the Company’s existing pension plans; substantial leverage resulting in the limited ability of the Company to raise additional capital to fund operations and react to changes in the economy or in the industry, exposure to interest-rate risk to the extent of the Company’s variable-rate debt and preventing the Company from meeting its obligations under its indebtedness. For a more detailed discussion of these and other factors, see the information under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed August 28, 2018. All forward-looking statements speak only as of the date of this release or as of the date they are made, and Catalent, Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments except to the extent required by law.

More products. Better treatments. Reliably supplied.™

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$623.0	$606.3	$(10.9)	$27.6	5%
Cost of sales	421.6	418.9	(7.9)	10.6	3%
Gross margin	201.4	187.4	(3.0)	17.0	9%
Selling, general and administrative expenses	123.2	114.8	(1.0)	9.4	8%
Impairment charges and (gain)/loss on sale of assets	(0.1)	4.2	0.2	(4.5)	*
Restructuring and other	0.1	0.1	—	—
Operating earnings	78.2	68.3	(2.2)	12.1	18%
Interest expense, net	25.5	27.2	(0.2)	(1.5)	(6)%
Other expense/(income), net	1.4	13.1	(0.7)	(11.0)	(84)
Earnings from operations, before income taxes	51.3	28.0	(1.3)	24.6	88%
Income tax expense/(benefit)	2.3	49.9	(0.1)	(47.5)	(95)%
Net earnings/(loss)	$49.0	$(21.9)	$(1.2)	$72.1	*

Weighted average shares outstanding	145.1	133.0
Weighted average diluted shares outstanding	146.7	133.0

Earnings/(loss) per share:
Basic
Net earnings/(loss)	$0.34	$(0.16)
Diluted
Net earnings/(loss)	$0.33	$(0.16)
* - percentage not meaningful

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Three Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$213.7	$228.1	$(7.0)	$(7.4)	(3)%
Segment EBITDA	$44.2	$50.1	$(1.4)	$(4.5)	(9)%
Biologics and Specialty Drug Delivery
Net revenue	184.3	148.7	(1.2)	36.8	25%
Segment EBITDA	50.8	39.9	(0.3)	11.2	28%
Oral Drug Delivery
Net revenue	154.0	137.2	(1.8)	18.6	14%
Segment EBITDA	44.8	41.2	(0.8)	4.4	11%
Clinical Supply Services
Net revenue	80.8	108.7	(1.2)	(26.7)	(25)%
Segment EBITDA	21.0	19.0	(0.5)	2.5	13%
Inter-segment revenue elimination	(9.8)	(16.4)	0.3	6.3	(38)%
Unallocated costs	(29.4)	(48.2)	0.9	17.9	(37)%
Combined totals
Net revenue	$623.0	$606.3	$(10.9)	$27.6	5%

EBITDA from operations	$131.4	$102.0	$(2.1)	$31.5	31%
* - percentage not meaningful

Refer to the Company's description of non-GAAP measures including segment EBITDA and EBITDA from operations as referenced above.

Catalent, Inc. and Subsidiaries
Consolidated Statements of Operations
(Dollars in millions, except per share amounts)

	Six Months Ended December 31,		FX impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Net revenue	$1,174.8	$1,150.2	$(18.8)	$43.4	4%
Cost of sales	824.9	822.7	(13.5)	15.7	2%
Gross margin	349.9	327.5	(5.3)	27.7	8%
Selling, general and administrative expenses	238.7	222.3	(1.6)	18.0	8%
Impairment charges and (gain)/loss on sale of assets	2.8	4.2	(0.1)	(1.3)	(31)%
Restructuring and other	9.8	1.3	(0.3)	8.8	*
Operating earnings	98.6	99.7	(3.3)	2.2	2%
Interest expense, net	53.6	51.5	(0.1)	2.2	4%
Other (income)/expense, net	7.1	18.3	(1.2)	(10.0)	(55)
Earnings from continuing operations, before income taxes	37.9	29.9	(2.0)	10.0	33%
Income tax expense	3.3	48.0	(0.1)	(44.6)	(93)%
Net earnings/(loss)	$34.6	$(18.1)	$(1.9)	$54.6	*

Weighted average shares outstanding	143.3	129.3
Weighted average diluted shares outstanding	145.1	129.3

Earnings per share:
Basic
Net earnings	$0.24	$(0.14)
Diluted
Net earnings	$0.24	$(0.14)

Catalent, Inc. and Subsidiaries
Selected Segment Financial Data
(Dollars in millions)

	Six Months Ended December 31,		FX Impact	Constant Currency Increase/(Decrease)
	2018	2017		Change $	Change %
Softgel Technologies
Net revenue	$412.9	$447.8	$(13.3)	$(21.6)	(5)%
Segment EBITDA	$77.5	$85.2	$(2.8)	$(4.9)	(6)%
Biologics and Specialty Drug Delivery
Net revenue	338.9	240.4	(1.6)	100.1	42%
Segment EBITDA	77.3	48.6	(0.3)	29.0	60%
Oral Drug Delivery
Net revenue	284.1	271.8	(2.3)	14.6	5%
Segment EBITDA	72.2	79.9	(0.9)	(6.8)	(9)%
Clinical Supply Services
Net revenue	158.5	218.4	(1.5)	(58.4)	(27)%
Segment EBITDA	41.2	35.7	(0.7)	6.2	17%
Inter-segment revenue elimination	(19.6)	(28.2)	(0.1)	8.7	(31)%
Unallocated costs	(69.2)	(82.2)	1.6	11.4	(14)%
Combined Total
Net revenue	$1,174.8	$1,150.2	$(18.8)	$43.4	4%

EBITDA from continuing operations	$199.0	$167.2	$(3.1)	$34.9	21%

Refer to the Company's description of non-GAAP measures including segment EBITDA as referenced above.

Catalent, Inc. and Subsidiaries
Reconciliation of Earnings/(Loss) to EBITDA from Operations and Adjusted EBITDA*
(Dollars in millions)

	Quarter Ended					Twelve Months Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Net earnings / (loss)	$(21.9)	$19.0	$82.7	$(14.4)	$49.0	$136.3
Interest expense, net	27.2	29.9	30.0	28.1	25.5	113.5
Income tax expense	49.9	13.7	6.7	1.0	2.3	23.7
Depreciation and amortization	46.8	51.7	52.6	52.9	54.6	211.8
EBITDA from operations	102.0	114.3	172.0	67.6	131.4	485.3
Stock-based compensation	8.5	5.6	6.1	10.0	7.5	29.2
Impairment charges and (gain)/loss on sale of assets	4.2	0.2	4.3	2.9	(0.1)	7.3
Financing-related expenses	11.8	—	—	4.2	—	4.2
U.S. GAAP restructuring and other	0.1	1.4	7.5	9.7	0.1	18.7
Acquisition, integration, and other special items	11.8	9.1	12.2	3.6	5.6	30.7
Cumulative effect of change in accounting for ASC 606	—	—	—	15.1	—	15.1
Foreign exchange loss/(gain) (included in other, net) (1)	0.6	8.4	(20.5)	2.0	1.0	(9.1)
Other adjustments	0.3	—	(0.1)	(0.1)	0.5	0.3
Adjusted EBITDA	$139.3	$139.0	$181.5	$115.0	$146.0	$581.5
FX impact (unfavorable)					(2.3)
Adjusted EBITDA at Constant Currency					$148.3

* Refer to the Company's description of non-GAAP measures, including EBITDA from operations and Adjusted EBITDA as referenced above.
(1) Foreign exchange gain of $9.1 million for the twelve months ended December 31, 2018 includes: (a) $5.7 million of unrealized gains related to foreign trade receivables and payables, (b) $11.1 million of unrealized gains on the ineffective portion of the Company's net investment hedge, and (c) $10.0 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $2.4 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.

Catalent, Inc. and Subsidiaries
Reconciliation of Net Earnings/(Loss) to Adjusted Net Income*
(In millions, except per share data)

	Quarter Ended
	December 31, 2017	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018
Net earnings / (loss)	$(21.9)	$19.0	$82.7	$(14.4)	$49.0
Amortization (1)	16.1	17.6	17.5	18.2	19.5
Stock-based compensation	8.5	5.6	6.1	10.0	7.5
Impairment charges and (gain)/loss on sale of assets	4.2	0.2	4.3	2.9	(0.1)
Financing-related expenses	11.8	—	—	4.2	—
U.S. GAAP restructuring and other	0.1	1.4	7.5	9.7	0.1
Acquisition, integration, and other special items	11.8	9.1	12.2	3.6	5.6
Cumulative effect of change in accounting for ASC 606	—	—	—	15.1	—
Foreign exchange loss/(gain) (included in other, net) (2)	0.6	8.4	(20.5)	2.0	1.0
Other adjustments	0.3	—	(0.1)	(0.1)	0.5
Estimated tax effect of adjustments (3)	(14.0)	(11.6)	(6.7)	(10.6)	(7.6)
Discrete income tax (benefit)/expense items (4)	(2.8)	(0.1)	(3.9)	(0.1)	(3.3)
Tax law changes provision (5)	46.0	5.6	(9.1)	—	(6.8)
Adjusted net income (ANI)	$60.7	$55.2	$90.0	$40.5	$65.4
Weighted average shares outstanding	133.0				145.1
Weighted average diluted shares outstanding	134.9				146.7
ANI per share:
ANI per basic share	$0.46				$0.46
ANI per diluted share	$0.45				$0.45
Earnings/(loss) per share:
Net earnings/(loss) per basic share	$(0.16)				$0.34
Net earnings/(loss) per diluted share	$(0.16)				$0.33

* Refer to the Company's description of non-GAAP measures, including Adjusted Net Income as referenced above.

(1) Represents the amortization attributable to purchase accounting for previously completed business combinations.
(2)  Foreign exchange gain of $9.1 million for the twelve months ended December 31, 2018 includes: (a) $5.7 million of unrealized gains related to foreign trade receivables and payables, (b) $11.1 million of unrealized gains on the ineffective portion of the Company's net investment hedge, and (c) $10.0 million of unrealized losses on inter-company loans. The foreign exchange adjustment was also affected by the exclusion of realized foreign currency exchange rate gains from the settlement of inter-company loans of $2.4 million. Inter-company loans are between Catalent entities and do not reflect the ongoing results of the Company's trade operations.
(3) The tax effect of adjustments to Adjusted Net Income is computed by applying the statutory tax rate in the jurisdictions to the income or expense items which are adjusted in the period presented; if a valuation allowance exists, the rate applied is zero.
(4) Discrete period income tax expense/(benefit) items are unusual or infrequently occurring items, primarily including: changes in judgment related to the realizability of deferred tax assets in future years, changes in measurement of a prior-year tax position, deferred tax impact of changes in tax law, and purchase accounting.
(5) During the fiscal year 2018, the Company recorded a net tax charge of $42.5 million as its provisional estimate of the net accounting impact of the recently enacted U.S. tax law changes.

Catalent, Inc. and Subsidiaries
Consolidated Balance Sheets
(Dollars in millions)

	December 31, 2018	June 30, 2018
ASSETS
Current assets:
Cash and cash equivalents	$207.9	$410.2
Trade receivables, net	551.3	555.8
Inventories	235.2	209.1
Prepaid expenses and other	77.1	65.2
Total current assets	1,071.5	1,240.3
Property, plant, and equipment, net	1,285.8	1,270.6
Other non-current assets, including intangible assets	2,084.3	2,020.2
Total assets	$4,441.6	$4,531.1

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Current portion of long-term obligations and other short-term borrowings	$69.9	$71.9
Accounts payable	184.4	192.1
Other accrued liabilities	260.0	312.9
Total current liabilities	514.3	576.9
Long-term obligations, less current portion	2,130.0	2,649.4
Other non-current liabilities	234.3	218.1
Commitments and contingencies (1)	—	—
Total shareholder's equity	1,563.0	1,086.7
Total liabilities and shareholder’s equity	$4,441.6	$4,531.1

(1) Please refer to note 14 of the consolidated financial statements within our Quarterly Report on Form 10-Q for the quarter ended December 31, 2018.

Catalent, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)

	Six Months Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	$84.5	$176.0
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment and other productive assets	(81.3)	(82.9)
Proceeds from sale of property and equipment	—	1.8
Proceeds from sale of subsidiaries	—	3.4
Payment for acquisitions, net of cash acquired	(127.5)	(748.0)
Net cash (used in) investing activities from continuing operations	(208.8)	(825.7)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in other borrowings	(4.9)	(0.6)
Proceeds from borrowing, net	—	442.6
Payments related to long-term obligations	(503.4)	(9.4)
Call premium payments and financing fees paid	—	(15.6)
Proceeds from sale of common stock, net	445.5	277.8
Cash paid, in lieu of equity, for tax withholding obligations	(11.0)	(12.4)
Net cash (used in)/provided by financing activities	(73.8)	682.4
Effect of foreign currency exchange on cash	(4.2)	8.5
NET INCREASE/(DECREASE) IN CASH AND EQUIVALENTS	(202.3)	41.2
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	410.2	288.3
CASH AND EQUIVALENTS AT END OF PERIOD	$207.9	$329.5